DUPLICATE

Number: BC0968578

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CANADIAN MINING COMPANY LTD. changed its name to CANADIAN MINING CORP. on March 20, 2017 at 02:43 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 20, 2017

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada